Exhibit 10.57

Award of Deferred Restricted Stock Units

(1995 Plan)

Pursuant to Section 9 of the Albertson’s, Inc. Amended and Restated 1995 Stock-Based Incentive Plan (the “Plan”), (the “Participant”), an officer or other key employee of Albertson’s, Inc. or one or more of its Subsidiaries (the “Company”) is hereby awarded units representing shares of common stock, $1.00 par value, of the Company (the “Restricted Stock Units”), on    (the “Date of Grant”), upon the terms and conditions set forth in this Award Agreement (this “Agreement”) and in the Plan.

1. Grant of Restricted Stock Units; Payment of Dividend Equivalents.

(a)	Each Restricted Stock Unit represents a hypothetical share of the Company’s common stock, $1.00 par value (the “Stock”). The Restricted Stock Units will be credited to an account established for the Participant.

(b)	On each date a cash dividend is distributed with respect to the Stock, an amount equal to such dividend per share, multiplied by the number of Restricted Stock Units then credited to the Participant’s account, will be paid in cash to the Participant.

2. Vesting.

(a)	The Restricted Stock Units will vest as follows: twenty percent (20%) of the Restricted Stock Units will vest on each of the first, second, third, fourth and fifth anniversaries of the Date of Grant (each, a “Vesting Date”), provided that the Participant has been continuously employed as an employee of the Company from the Date of Grant through the applicable Vesting Date. For purposes of this Agreement, “continuously employed” shall mean the absence of any interruption or termination of employment with the Company or with a person or entity controlling, controlled by or under common control with the Company (an “Affiliate”). Continuous employment shall not be considered interrupted or terminated in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between locations of the Company or its Affiliates.

(b)	Notwithstanding Section 2(a) above, all Restricted Stock Units subject to this Agreement will become immediately vested upon the occurrence of a Change in Control of the Company.

(c)	Upon a termination of employment for any reason whatsoever, any Restricted Stock Units that were not vested as of such date of termination of employment will be forfeited and the Company will have no further obligation with respect to thereto.

3.	Non-Assignable/Non-Transferable. This Agreement and the Restricted Stock Units are not assignable or transferable by the Participant (voluntarily or by operation of law) prior to issuance as set forth in Section 4 below; provided, however, that no provision in this Agreement will prevent the transfer of the Restricted Stock Units or the shares of Stock underlying such Restricted Stock Units by will or the laws of descent and distribution in the event of the death of the Participant.

4. Issuance of the Stock.

(a)	The Company will issue to the Participant (or to the estate, guardian or beneficiary of the Participant, as the case may be) the Stock underlying the vested Restricted Stock Units upon the earliest of the Participant’s (i) “separation from service” with the Company (as such phrase is defined in Section 409A of the Internal Revenue Code of 1986), as amended (the “Code”)); (ii) death; and (iii) becoming disabled (within the meaning of Section 409A of the Code) (the “Issue Date”); provided, however, that if (A) the Issue Date will occur other than by reason of the Participant’s death or becoming disabled, and (B) the Participant is a “specified employee,” as such phrase is defined in Section 409A of the Code, of the Company or an Affiliate on the Issue Date, the Company will issue the Stock to the Participant six months following the Participant’s “separation from service” (or, if earlier, the date of death) and such date will be treated as the Issue Date.

(b)	Notwithstanding Section 4(a) above, the Participant may elect, in the manner and form prescribed by the Company (the “Deferral Election”), to delay the Issue Date applicable to such Participant. If permitted by Section 409A of the Code, such Deferral Election may apply to less than all of the shares of Stock underlying the Participant’s Restricted Stock Units. However, unless otherwise permitted in accordance with Section 409A of the Code, such Deferral Election will not be effective unless (i) in the case of a distribution made by reason of a specified time or a fixed schedule, the Deferral Election is made not less than twelve months prior to the first date that issuance would have been made absent such election, (ii) the issuance under such Deferral Election will be made no less than five years from the date payment would have been made absent such Deferral Election (excluding issuance on account of the death or disability of the Participant), and (iii) such Deferral Election will not take effect until twelve months after the date on which the Deferral Election is made.

(c)	If the Participant makes a Deferral Election in accordance with Section 4(b) above, the Company will issue to the Participant (or to the estate, guardian or beneficiary of the Participant, as the case may be) the Stock underlying the vested Restricted Stock Units so deferred upon the earliest of: (i) the date selected by the Participant in the Deferral Election, if any; (ii) the Participant’s death; and (iii) the Participant’s becoming disabled (within the meaning of Section 409A of the Code).

(d)	Except to the extent provided by Section 409A and permitted by the Company, no Stock may be issued to the Participant at a time earlier than otherwise expressly provided in this Agreement.

(e)	The Company’s obligations to the Participant with respect to the Restricted Stock Units will be satisfied in full upon the issuance of shares of Stock corresponding to such Restricted Stock Units.

5. Detrimental Activity.

(a)	If the Participant, either during employment by the Company or within one year after termination of such employment, shall engage in any Detrimental Activity (as defined below), and the Board of Directors of the Company shall so find, and (except for any Detrimental Activity described in Section 5(c)(iv)(B)) the Participant shall not have ceased all Detrimental Activity within 30 days after notice of such finding given within one year after commencement of such Detrimental Activity, the Participant shall:

(i)	Forfeit any Restricted Stock Units then held by the Participant;

(ii)	Return to the Company, all shares of Stock that the Participant has not disposed of that were issued to the Participant pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity; and

(iii)	With respect to any shares of Stock that the Participant has disposed of that were issued to the Participant pursuant to this Agreement within a period of one year prior to the date of the commencement of such Detrimental Activity, pay to the Company in cash the closing price of the shares of such Stock on the New York Stock Exchange on the date of issuance pursuant to this Agreement (or on the last trading day prior to such issuance, if there was no trading on the date of issuance).

(b)	To the extent that such amounts are not paid to the Company, the Company may, in addition to all other remedies at law or in equity, set off the amounts so payable to it against any amounts that may be owing from time to time by the Company to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

(c) For purposes of this Agreement, the term “Detrimental Activity” shall include:

(i)	Without the prior written consent of the Company, engaging in any activity, as an employee, director, principal, agent, or consultant for another entity, and in a capacity, that directly competes with the Company in any business activity (or in any business activity which was under active development while the Participant was employed by the Company if such development is being actively pursued by the Company during the one-year period referred to in this Section 5) for which the Participant has had any direct responsibility and direct involvement during the last two years of his or her employment with the Company, in any territory in which the Company engages in such business activity.

(ii)	Soliciting any employee of the Company to terminate his or her employment with the Company.

(iii)	The disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company, acquired by the Participant during his or her employment with the Company or while acting as a consultant for the Company thereafter.

(iv)	Activity that results in termination for “cause”. For the purposes of this Section, termination for “cause” shall mean a termination:

(A)	Due to the Participant’s willful and continuous gross neglect of his or her duties for which he or she is employed; or

(B)	Due to an act of dishonesty on the part of the Participant constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company.

6. Rights of Participant.

(a)	The Participant will not have any rights as a stockholder with respect to any shares of Stock issuable pursuant to the Restricted Stock Units until the date on which a stock certificate (or certificates) representing such Stock is issued.

(b)	The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Stock in the future and to pay cash in respect of dividends from time to time, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.	Adjustments. The number of shares of Stock issuable pursuant to the Restricted Stock Units is subject to adjustment as provided in Section 14 of the Plan.

8. American Jobs Creation Act.

(a)	It is intended that this Agreement and its administration comply with the provisions of Section 409A of Code. Any provisions in this Agreement or in the Plan that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Participant).

(b)	It is intended that, to the extent applicable, all Participant elections hereunder will comply with Section 409A of the Code. The Company is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof.

9.	Notices. Notices hereunder will be mailed or delivered to the Company, Compensation Department, Albertson’s, Inc., P.O. Box 20, Boise, Idaho 83726 and will be mailed to or delivered to the Participant at the Participant’s address set forth in the payroll records of the Company, or in either case, at such other address as one party may subsequently furnish to the other party in writing.

10.	No Employment Rights. This award will not confer upon the Participant any right with respect to continuance of employment by the Company, nor will it interfere in any way with any right of the Company to terminate the Participant’s employment at any time.

11.	Governing Law. The laws of the State of Delaware will govern this award and all matters related hereto.

12.	Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.	Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

14.	Subject to Plan. This award is subject to the terms of the Plan, and the Participant is being delivered a copy of the Plan with this award agreement. To the extent any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision will govern and any inconsistent provision in this Agreement will have no force or effect.

15.	Taxes. The Participant will pay to the Company, on demand, any taxes the Company reasonably determines it is required to withhold under applicable tax laws with respect to the Restricted Stock Units or the issuance of Stock pursuant to this award. The tax withholding obligation shall be satisfied by the Company withholding shares of Stock otherwise issuable pursuant to this award in order to satisfy the minimum tax withholding amount permissible under the method that results in the least amount withheld.

16.	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original but all of which together will represent one and the same agreement.

17.	Amendments/Entire Agreement. Any amendment to the Plan will be deemed to be an amendment to this Agreement. Except as provided in this Agreement, no amendment will adversely affect the number or value of the Participant’s Restricted Stock Units without the Participant’s written consent. This Agreement cannot be changed or terminated orally. The Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof.

PARTICIPANT ALBERTSON’S, INC.

   By:

Title: